Exhibit 99.1

PetVivo Reports Second Quarter of Fiscal 2023 Financial Results

Conference call begins at 4:00 p.m. Central time today

EDINA, MN (November 10, 2022) – PetVivo Holdings, Inc. (“PetVivo” or the “Company”) (Nasdaq: PETV), an emerging biomedical device company focused on the commercialization of innovative medical therapeutics for animals, announces financial results for the second quarter of fiscal year 2023. The Company began commercialization of its lead product Spryng™ with OsteoCushion™ Technology, a veterinarian-administered, intra-articular injection for the management of lameness and other joint afflictions such as osteoarthritis in dogs and horses, in September 2021.

Highlights from the second quarter of fiscal year 2023 and recent weeks include the following (all comparisons are with the second quarter of fiscal year 2022, unless otherwise indicated):

●	Revenues of $223,280 for the three months ended September 30, 2022, compared to revenues of $4,977 in the three months ended September 30, 2021;

●	Net revenue of $118,264 was from shipments of Spryng™ to MWI Animal Health, a leading distributor of animal health products (“Distributor” or “MWI”), pursuant to our Distribution and Sales Agreement with MWI dated June 17, 2022 (“Distribution Agreement”).

Management Commentary

John Lai, CEO, commented, “I am excited to report that we began shipping our products to MWI in the second quarter of fiscal 2023 pursuant to our Distribution Agreement. We are happy with the sell-through of our products by MWI and will continue to educate and support MWI’s over 400 territory managers about our solution for treating horses and dogs which have lameness due to synovial joint issues.

I am also happy to report that we have expanded our national presence and have opened up accounts with veterinary clinics in 47 states.”

Second Quarter Financial Results

Revenues. Revenues were $223,280 for the three months ended September 30, 2022 compared to revenues of $4,977 for the three months ended September 30, 2021. Revenues in the three months ended September 30, 2022 consisted of sales of our Spryng™ product to veterinary clinics in the amount of $105,016 and to our Distributor of $118,264, respectively. In the three months ended September 30, 2021, our revenues of $4,977 consisted of sales to veterinary clinics. The increase in our revenues in the three months ended September 30, 2022 is due to (i) increased sales to veterinary clinics due to our marketing and other commercialization efforts which began in September 2021, and (ii) sales to our Distributor pursuant to our Distribution Agreement.

Cost of Sales. Cost of sales was $148,159 and $0 for the three months ended September 30, 2022 and 2021, respectively. Cost of sales includes product costs related to the sale of our Spryng™ products and labor and overhead costs. The Company began commercialization of its Spryng™ product in September 2021, which resulted in increased cost of sales in the three months ended September 30, 2022, compared to the same period in the prior year.

Operating Expenses. Operating expenses were $2,194,689 and $1,108,333 for the three months ended September 30, 2022 and 2021, respectively. Operating expenses consisted of general and administrative, sales and marketing, and research and development expenses. The Company began commercialization of its Spryng™ product in September 2021, which resulted in increased general and administrative expenses, and sales and marketing expenses related to the sale of its Spryng™ product and incremental public company costs in the three months ended September 30, 2022, compared to the same period in the prior year.

Operating Loss. As a result of the foregoing, our operating loss was $2,119,568 and $1,103,356 for the three months ended September 30, 2022 and 2021, respectively. The increase in our operating loss was related to the increased operating expenses incurred to support the launch of Spryng™ and the incremental public company costs incurred in the three months ended September 30, 2022, compared to the same period in the prior year.

Other Income (Expense). Other income was $7,979 for the three months ended September 30, 2022 as compared to other expense of $2,118 for the three months ended September 30, 2021. Other income in 2022 consisted of net interest income. Other expense in 2021 consisted of net interest expense.

Net Loss. Our net loss for the three months ended September 30, 2022 was $2,111,589 or ($0.21) per share compared to a net loss of $1,105,474 or ($0.13) per share for the three months ended September 30, 2021. The increase in our net loss was related to the increased operating expenses incurred to support the launch of Spryng™ and the incremental public company costs compared to the same period in the prior year. The weighted average number of shares outstanding was 10,053,463 compared to 8,749,233 for the three months ended September 30, 2022 and 2021, respectively.

Year to Date Financial Results

Revenues. Revenues were $281,454 for the six months ended September 30, 2022 compared to revenues of $9,122 for the six months ended September 30, 2021. Revenues in the six months ended September 30, 2022 consisted of sales of our Spryng™ product to veterinary clinics in the amount of $163,190 and to our Distributor in the amount of $118,264, respectively. In the six months ended September 30, 2021, our revenues of $9,122 consisted of sales to veterinary clinics. The increase in our revenues in the six months ended September 30, 2022 is due to (i) increased sales to veterinary clinics due to our marketing and other commercialization efforts which began in September 2021, and (ii) sales to our Distributor pursuant to the Distribution Agreement.

Cost of Sales. Cost of sales was $201,179 and $5,051 for the six months ended September 30, 2022 and 2021, respectively. Cost of sales includes product costs related to the sale of products and labor and overhead costs. The Company began commercialization of its Spryng™ product in September 2021, which resulted in increased cost of sales in the six months ended September 30, 2022, compared to the same period in the prior year.

Operating Expenses. Operating expenses were $4,165,936 and $1,625,946 for the six months ended September 30, 2022 and 2021, respectively. Operating expenses consisted of general and administrative, sales and marketing, and research and development expenses. The Company began commercialization of its Spryng™ product in September 2021, which resulted in increased general and administrative expenses and sales and marketing expenses related to the sale of its Spryng™ product and incremental public company costs in the six months ended September 30, 2022, compared to the same period in the prior year.

Operating Loss. As a result of the foregoing, our operating loss was $4,085,661 and $1,621,875 for the six months ended September 30, 2022 and 2021, respectively. The increase in our operating loss was related to the costs to support the launch of Spryng™ and the incremental public company costs incurred in the six months ended September 30, 2022, compared to the same period in the prior year.

Other Income. Other income was $8,644 for the six months ended September 30, 2022 compared to other income of $25,772 for the six months ended September 30, 2021. Other income in 2022 consisted of net interest income. Other income in 2021 consisted of the forgiveness of PPP loan and accrued interest of $31,680 partially offset by interest expense of $5,908.

Net Loss. Our net loss for the six months ended September 30, 2022 was $4,077,017 or ($0.41) per share compared to a net loss of $1,596,103 or ($0.21) per share for the six months ended September 30, 2021. The weighted average number of shares outstanding was 10,021,090 compared to 7,757,099 for the six months ended September 30, 2022 and 2021, respectively.

Balance Sheet and Inventory

On September 30, 2022, the Company had $2.3 million in cash and working capital of $2.1 million. The Company increased its inventory to $304,967 as of September 30, 2022 in order to support its expected revenue growth in 2023.

Conference Call and Webcast

A live webcast of the conference call and related earnings release materials can be accessed on PetVivo’s Investor Relations website at:

https://audience.mysequire.com/webinar-view?webinar_id=2c1ffe65-2a6d-4b5d-9931-4bcdab01365a

A replay of the webcast will be available through the same link following the conference call. Participants can also access the call using the dial-in details below:

Date: Thursday, November 10, 2022

Time: 4:00 p.m CT (5:00 pm ET)

Dial-in number: +1 (669) 444-9171

Conference ID: 93383649430

Passcode: 182084

About PetVivo Holdings, Inc.

PetVivo Holdings, Inc. is an emerging biomedical device company currently focused on the manufacturing, commercialization, and licensing of innovative medical devices and therapeutics for animals. The Company’s strategy is to leverage human therapies for the treatment of dogs and horses in a capital and time-efficient way. A key component of this strategy is the accelerated timeline to revenues for veterinary medical devices, which enter the market much earlier than more stringently regulated pharmaceuticals and biologics.

PetVivo has a pipeline of additional products for the treatment of animals and people. A portfolio of nineteen patents protects the Company’s biomaterials, products, production processes, and methods of use. The Company’s lead product is Spryng™, a veterinarian-administered, intraarticular injection for the treatment of osteoarthritis in dogs and horses.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation the Company’s proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended March 31, 2022, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Disclosure Information

PetVivo uses and intends to continue to use its Investor Relations website as a means of disclosing material nonpublic information, and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s Investor Relations website, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations, and webcasts.

Contact:

John Lai, CEO

PetVivo Holdings, Inc.

Email: info1@petvivo.com

(952) 405-6216

(Tables to follow)

PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022 (Unaudited)	March 31, 2022

Assets:
Current Assets
Cash and cash equivalents	$2,337,093	$6,106,827
Accounts receivable	129,142	2,596
Inventory, net	304,967	98,313
Prepaid expenses and other assets	612,128	547,664
Total Current Assets	3,383,330	6,755,400

Property and Equipment, net	341,071	311,549

Other Assets:
Operating lease right-of-use	269,592	299,101
Patents and trademarks, net	43,986	48,452
Security deposit	12,830	12,830
Total Other Assets	326,408	360,383
Total Assets	$4,050,809	$7,427,332

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$422,141	$323,384
Accrued expenses	765,086	784,375
Operating lease liability – short term	59,807	59,178
Note payable and accrued interest	6,737	6,549
Total Current Liabilities	1,253,771	1,173,486
Other Liabilities
Note payable and accrued interest (net of current portion)	23,868	27,201
Operating lease liability (net of current portion)	209,785	239,923
Total Other Liabilities	233,653	267,124
Total Liabilities	1,487,424	1,440,610
Commitments and Contingencies	-	-
Stockholders’ Equity:
Preferred stock, par value $0.001, 20,000,000 shares authorized, 0 and 0 shares issued and outstanding at September 30, 2022 and March 31, 2022	-	-
Common stock, par value $0.001, 250,000,000 shares authorized, 10,095,275 and 9,988,361 shares issued and outstanding at September 30, 2022 and March 31, 2022, respectively	10,095	9,988
Additional Paid-In Capital	69,756,728	69,103,155
Accumulated Deficit	(67,203,438)	(63,126,421)
Total Stockholders’ Equity	2,563,385	5,986,722
Total Liabilities and Stockholders’ Equity	$4,050,809	$7,427,332

PETVIVO HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Six Months Ended September 30,
	2022	2021	2022	2021
Revenues	$223,280	$4,977	$281,454	$9,122

Cost of Sales	148,159	-	201,179	5,051
Gross Profit	75,121	4,977	80,275	4,071

Operating Expenses:

Sales and Marketing	867,985	235,767	1,524,554	285,498
Research and Development	140,384	116,380	212,040	253,317
General and Administrative	1,186,320	756,186	2,429,342	1,087,131

Total Operating Expenses	2,194,689	1,108,333	4,165,936	1,625,946

Operating Loss	(2,119,568)	(1,103,356)	(4,085,661)	(1,621,875)

Other Income (Expense)
Forgiveness of PPP loan and accrued interest	-	-	-	31,680
Interest Income (Expense)	7,979	(2,118)	8,644	(5,908)
Total Other Income (Expense)	7,979	(2,118)	8,644	25,772

Loss before taxes	(2,111,589)	(1,105,474)	(4,077,017)	(1,596,103)

Income Tax Provision	-	-	-	-
Net Loss	$(2,111,589)	$(1,105,474)	$(4,077,017)	$(1,596,103)

Net Loss Per Share:
Basic and Diluted	$(0.21)	$(0.13)	$(0.41)	$(0.21)

Weighted Average Common Shares Outstanding:
Basic and Diluted	10,053,463	8,749,233	10,021,090	7,757,099